EXHIBIT 10.1


SensiVida Medical Technologies

Term Sheet for Offering of Series A 12 % Preferred Stock

Issuer:          SensiVida Medical Technologies (the "Company")

Issue: $250,000 of Series A Preferred stock having a par value of $1.00 (the "shares")

Investors:       Accredited Investors and Qualified Institutional Buyers (the
                 "Investor")

Closing Date:    Upon certified receipt by CFO Frank Benick of total proceeds of
                 $250,000.

Funding to be spaced over 19 months as follows:

1) $100,000: Initial payment on execution of this agreement; 2) -three payments of $50,000 each to CFO Frank Benick every six months period after the signing of this term sheet by the Company and the Investor.

Seniority:       The Series A preferred shares shall rank senior to all equity of the Company.

Conversion Price: Each Series A preferred share is convertible into 15 shares of common stock. Investor may elect to convert the principal amount and accrued interest into Common Stock at any time whether or not a liquidity event occurs.

Conversion of interest will be on same basis as conversion of principle.

Interest Rates: 12% rate, accrued semi-annually, payable in stock or cast at the discretion of the investor. company has absolute right to call in all investor preferred shares if the common share bid price averages $1.00 or more for 15 trading days.

Warrants: the Investor shall be issued a total of 500,000 proportional and dated on each of the four cash infusions The Warrants shall have an Exercise Price equal to $0.10. The Warrants shall have a 5-year term. Company has absolute right to call in all investor warrants if the common share bid price averages $1.00 or more for 15 trading days.

Anti-Dilution: In the event the Company, at any time while Series A preferred shares are still outstanding, issues or grants any right to re-price, common stock or any type of securities at a price below the Conversion Price, the Investor shall be extended full rachet and anti-dilution protection of the Series A shares and Warrants (reduction in price and proportional increase in number of shares).

Right of Participation: as long as any Series A preferred shares are outstanding, the Investor shall have a right of participation in any new fund raising undertaken by the Company and investor William Baker is herein given an exclusive right of first refusal to acquire as collateral in the event the Company intends to use any of its assets, including its SEC registered, fully reporting, audited and publicly trading (OTC) corporate "shell" as vehicle for any type of funding.

Conditions Present: The closing of this transaction is subject to the customary conditions precedent. All funds will be placed in a company account under the control of CEO Fran Benick 110 Main St.
Flemington NJ 08822 Tel: 9087827300

Release of funds Authorization to release funds from escrow in amounts greater than $5,000 must be obtained by the Investor and CFO Frank Benick.

Misc: Company BOD will in its initial meeting establish performance standards and goals for CEO and CTO to meet.

Management will use its best efforts to secure any an all matching grants and/or funs from all available sources, State or Federal

Use of proceeds: proceeds of this offering will be used by the company to fund development of its MEMS optical and related expanded product platform market opportunities.

Expiration: unless accepted by and executed by both parties or extended in writing this offer will expire close of business February 15, 2009.

Williams Baker may only assign this agreement in total or in part subject to BOD approval.

Agreed and accepted intending to be legally bound

/s/

CEO SensiVida Medical Technologies (the "Company)

/s/

William Baker ss/